Exhibit 10.2
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the date signed by the Employer, between Activision Blizzard, Inc. (the “Employer”) or “Activision Blizzard” and, together with its subsidiaries, the “Activision Blizzard Group”), and Christopher B. Walther (“you”).
RECITAL
The Employer desires to employ you, and you desire to be so employed by the Employer, on the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Employer and you hereby agree as follows:
1.Term of Employment
(a)    The term of your employment under this Agreement (the “Term”) shall commence on October 1, 2016 (the “Effective Date”) and shall end on March 31, 2020 (the “Expiration Date”) (or such earlier date on which your employment is terminated under Section 9). The Employer shall have the option to extend the Term by up to one year by notifying you in writing of its intent to do so at least six (6) months prior to the original or any extended Expiration Date. The final date of any such extended Term shall thereafter be referred to as the “Expiration Date” for purposes of this Agreement and the Term shall end on such date (or such earlier date on which your employment is terminated). Except as set forth in Section 11(s), upon the Expiration Date (or such earlier date on which your employment is terminated) all obligations and rights under this Agreement shall immediately lapse.
(b)    You and the Employer each agree to provide the other with at least six (6) months’ notice of any intent not to continue your employment following the Expiration Date. If your employment continues beyond the Expiration Date, you shall be an at-will employee whose employment may be terminated by either party to this Agreement at any time for any reason.
2.    Compensation
(a)    Subject to the provisions of this Agreement, in full consideration for all rights and services provided by you under this Agreement, during the Term you shall receive only the compensation set forth in this Section 2.
(b)    Commencing on the Effective Date, you shall receive an annual base salary (“Base Salary”) of $707,911, which shall be paid in accordance with the Employer’s payroll policies. Your Base Salary shall be reviewed periodically and may be increased by an amount determined by the Employer, in its sole and absolute discretion.

(c)    You will be eligible to receive an annual discretionary bonus (the “Annual Bonus”). Your target Annual Bonus for each calendar year will be seventy-five percent (75%) of your Base Salary. In all instances, the actual amount of the Annual Bonus, if any, shall be determined by the Employer, in its sole and absolute discretion, and may be based on, among other things, your base salary and target bonus prior to the Term for calendar year 2016, the portion of the year falling in the Term, your overall performance and the performance of the Employer, Activision Blizzard and the Activision Blizzard Group. The Annual Bonus, if any, will be paid at the same time bonuses for that year are generally paid to other executives, but in no event earlier than the first day of the first month, or later than the 15th day of the third month, of the year following the year to which the Annual Bonus relates. In all instances, you must remain continuously employed by the Activision Blizzard Group through the date on which an Annual Bonus, if any, is paid to be eligible to receive such Annual Bonus.
(d)    Subject to the approval of the Compensation Committee of the Board of Directors of Activision Blizzard (the “Compensation Committee”), Activision Blizzard will grant to you equity awards with a total target grant value of $7,500,000 (and a total grant value of $8,675,000 if the 2016 Maximum PSU Grant Value (as defined below) were achieved) as follows:

(i)
Activision Blizzard shall grant to you non-qualified stock options to purchase shares of Activision Blizzard’s common stock with a total grant value of approximately $2,800,000 (the “2016 Options”).  The actual number of stock options awarded to you on the grant date shall be determined based on the official closing price of Activision Blizzard’s common stock on the effective date of the grant, as reported by NASDAQ (the “Grant Date Price”), and an applicable binomial factor selected by Activision Blizzard.  The number of stock options awarded shall be rounded to the nearest whole number, and Activision Blizzard retains the discretion to modify the methodology for such calculations as needed.  The 2016 Options shall be awarded with an exercise price that is equal to the Grant Date Price. Finally, three-quarters of the 2016 Options shall vest on March 14, 2020, and one-quarter of the 2016 Options shall vest on March 14, 2021, in each case, subject to your remaining employed by the Activision Blizzard Group through the applicable vesting date.

(ii)
Activision Blizzard shall grant to you performance-vesting restricted share units which represent the conditional right to receive shares of Activision Blizzard’s common stock (the “2016 Performance Share Units”), with a target value at the time of grant of approximately $4,700,000 (the “2016 Target PSU Grant Value”). The actual number of 2016 Performance Share Units awarded to you on the grant date shall be equal to the 2016 Target PSU Grant Value divided by the Grant Date Price (it being recognized that if the maximum performance objectives are met for all of the 2016 Performance Share Units, the value of the shares received upon vesting for all of the 2016 Performance Share Units would have been $5,875,000 at the time of grant of the 2016 Performance Share Units, representing 125% of the 2016 Target PSU Grant Value (the “2016 Maximum PSU Grant Value”). The number of 2016 Performance Share Units awarded shall be rounded to the nearest whole number and shall be determined by the Compensation Committee in its sole discretion, and Activision Blizzard retains the discretion to modify the methodology for such calculations as needed.  Subject to your remaining employed by the Activision Blizzard Group through the applicable vesting dates, the actual number of shares of Activision Blizzard’s common stock (“Shares”) that shall be received on each of the applicable vesting dates is determined as follows:

a.
One-fourth of the 2016 Performance Share Units (the “First Tranche 2016 Performance Share Units”) shall vest on March 14, 2018, if, and only if, the Compensation Committee determines that non-GAAP operating income for 2017 for Activision Blizzard (“2017 OI”) is 85% or more of the annual operating plan operating income objective established by the Board of Directors for Activision Blizzard for 2017 (the “2017 AOP OI Objective”). If the 2017 OI is less than 85% of the 2017 AOP OI Objective, then the First Tranche 2016 Performance Share Units will not vest and shall be forfeited. If the 2017 OI is 85% or more of the 2017 AOP OI Objective, the number of Shares that shall be received with regard to the First Tranche 2016 Performance Share Units on the applicable vesting date shall be equal to the product of: (1) the number of First Tranche 2016 Performance Share Units; and (2) the ratio of the 2017 OI to the 2017 AOP OI Objective, up to a maximum of 125%;

b.
One-fourth of the 2016 Performance Share Units (the “Second Tranche 2016 Performance Share Units”) shall vest on March 14, 2019, if, and only if, the Compensation Committee determines that non-GAAP operating income for 2018 for Activision Blizzard (“2018 OI”) is 85% or more of the annual operating plan operating income objective established by the Board of Directors for Activision Blizzard for 2018 (the “2018 AOP OI Objective”). If the 2018 OI is less than 85% of the 2018 AOP OI Objective, then the Second Tranche 2016 Performance Share Units will not vest and shall be forfeited. If the 2018 OI is 85% or more of the 2018 AOP OI Objective, the number of Shares that shall be received with regard to the Second Tranche 2016 Performance Share Units on the applicable vesting date shall be equal to the product of: (1) the number of Second Tranche 2016 Performance Share Units; and (2) the ratio of the 2018 OI to the 2018 AOP OI Objective, up to a maximum of 125%;

c.
One-fourth of the 2016 Performance Share Units (the “Third Tranche 2016 Performance Share Units”) shall vest on March 14, 2020, if, and only if, the Compensation Committee determines that non-GAAP operating income for 2019 for Activision Blizzard (“2019 OI”) is 85% or more of the annual operating plan operating income objective established by the Board of Directors for Activision Blizzard for 2019 (the “2019 AOP OI Objective”). If the 2019 OI is less than 85% of the 2019 AOP OI Objective, then the Third Tranche 2016 Performance Share Units will not vest and shall be forfeited. If the

2019 OI is 85% or more of the 2019 AOP OI Objective, the number of Shares that shall be received with regard to the Third Tranche 2016 Performance Share Units on the applicable vesting date shall be equal to the product of: (1) the number of Third Tranche 2016 Performance Share Units; and (2) the ratio of the 2019 OI to the 2019 AOP OI Objective, up to a maximum of 125%; and

d.
One-fourth of the 2016 Performance Share Units (the “Fourth Tranche 2016 Performance Share Units”) shall vest on March 14, 2021, if, and only if, the Compensation Committee determines that non-GAAP operating income for 2020 for Activision Blizzard (“2020 OI”) is 85% or more of the annual operating plan operating income objective established by the Board of Directors for Activision Blizzard for 2020 (the “2020 AOP OI Objective”). If the 2020 OI is less than 85% of the 2020 AOP OI Objective, then the Fourth Tranche 2016 Performance Share Units will not vest and shall be forfeited. If the 2020 OI is 85% or more of the 2020 AOP OI Objective, the number of Shares that shall be received with regard to the Fourth Tranche 2016 Performance Share Units on the applicable vesting date shall be equal to the product of: (1) the number of Fourth Tranche 2016 Performance Share Units; and (2) the ratio of the 2020 OI to the 2020 AOP OI Objective, up to a maximum of 125%.

If, prior to the vesting of any portion of the 2016 Performance Share Units, as provided for in this provision, your job responsibilities are changed to include a different or additional business unit, then Activision Blizzard, in its sole discretion, acting through the Compensation Committee or Activision Blizzard’s management, as applicable, may adjust the performance objective for the relevant fiscal year(s) by substituting the OI and AOP OI Objective of your new or additional business unit for that of your original business unit or by prorating or otherwise combining the OI and AOP OI Objective of the applicable business units, in each case for purposes of determining whether or not the conditions of the unvested 2016 Performance Share Units have been satisfied.
Collectively, the 2016 Options and the 2016 Performance Share Units shall be referred to as the “2016 Equity Awards”.  You acknowledge that the grant of 2016 Equity Awards pursuant to this Section 2(d) is expressly conditioned upon approval by the Compensation Committee and that the Compensation Committee has discretion to approve or disapprove the grants and/or to determine and make modifications to the terms of the grants. The 2016 Equity Awards shall be subject to all terms of the equity incentive plan pursuant to which they are granted (the “Incentive Plan”), Activision Blizzard’s standard forms of award agreement, and, in the event that Activision Blizzard determines that you are an Executive Officer (as defined by the Securities Exchange Act of 1934, as amended) of Activision Blizzard, the Employer’s Executive Stock Ownership Guidelines (including, but not limited to, all of the limitations on equity awards described therein) which are attached as Exhibit C. In the event of a conflict between this Agreement and the terms of the Incentive Plan or award agreements, the Incentive Plan or the award agreements, as applicable, shall govern. These 2016 Equity Awards, if and when approved by the Compensation Committee, shall be in addition to any previous equity incentive awards made to you.

(e)    Subject to the approval of the Compensation Committee, beginning in 2016, you will be eligible to receive an annual equity grant of performance-vesting restricted share units with (i) performance objectives contingent upon cumulative operating income performance as compared to Activision Blizzard’s three-year plan, (ii) a vesting date which will be no later than the last day of the third month following the third full fiscal year from grant (i.e. if granted in November 2016, the vesting will be no later than March 30, 2020), (iii) the formula for vesting of the total number of performance-vesting restricted shares being equal to product of: (a) the target number of performance-vesting restricted share units and (b) the percentage of achievement, which shall be calculated by dividing the operating income achieved by the operating income performance objective, with a minimum ratio of 85% (provided that achievement is equal to or greater than 85% of the performance objective, otherwise no vesting shall occur at all) and a maximum ratio of 125%, and (iv) a target value of $625,000 (with the actual amount, performance objectives, and vesting schedule, to be determined by the Compensation Committee, which has discretion to approve or disapprove all equity incentive awards and to determine and/or make modification to the terms of such awards).  Such annual awards, if and when approved by the Compensation Committee, shall be subject to all terms of the Incentive Plan, Activision Blizzard’s standard forms of award agreement, and, in the event that Activision Blizzard determines that you are an Executive Officer (as defined by the Securities Exchange Act of 1934, as amended) of Activision Blizzard, the Employer’s Executive Stock Ownership Guidelines (including, but not limited to, all of the limitations on equity awards described therein); in the event of a conflict between this Agreement and the terms of the Incentive Plan or award agreements, the Incentive Plan or the award agreements, as applicable, shall govern.  In addition, such annual awards, if and when approved by the Compensation Committee, shall be in addition to any previous equity incentive awards made to you.
3.    Title; Location
You shall serve as Chief Legal Officer of Activision Blizzard. Your principal place of business initially shall be the Employer’s headquarters in Santa Monica, California; provided, however, that you acknowledge and agree that you may be required to travel from time to time for business reasons.
4.    Duties
You shall report directly to the Chief Executive Officer (or such other executive of the Activision Blizzard Group as may be determined from time to time by it in its sole and absolute discretion) and shall have such duties commensurate with your position as may be assigned to you from time to time by the Chief Executive Officer (or, as applicable, such other executive designated by the Employer). You are also required to read, review and observe all of the Activision Blizzard Group’s policies, procedures, rules and regulations in effect from time to time during the Term that apply to employees of the Employer, including, without limitation, the Code of Conduct, as amended from time to time. You shall devote your full-time working time to the performance of your duties hereunder, shall faithfully serve the Employer, shall in all respects conform to and comply with the lawful directions and instructions given to you by the Chief Executive Officer (or such other executive of the Activision Blizzard Group as may be determined from time to time by the Employer in its sole and absolute discretion) and shall use your best efforts to promote and serve the interests of the Activision Blizzard Group. Further, you shall at all times place the Employer’s interests above your own, not take any actions that would conflict with the Employer’s interests and shall perform all your duties for the Employer with the highest duty of care. Further, you shall not, directly or indirectly, render services of any kind to any other person or organization, whether on your own behalf or on behalf of others, without the consent of the Chief Executive Officer or otherwise engage in activities that would interfere with your faithful and diligent performance of your duties hereunder; provided, however, that you may serve on civic or charitable boards or engage in charitable activities without remuneration if doing so is not inconsistent with, or adverse to, your employment hereunder.
5.    Expenses
To the extent you incur necessary and reasonable travel or other business expenses in the course of your employment, you shall be reimbursed for such expenses, upon presentation of written documentation in accordance with the Employer’s policies in effect from time to time.
6.    Other Benefits
(a)    You shall be eligible to participate in all health, welfare, retirement, pension, life insurance, disability, perquisite and similar plans, programs and arrangements generally available to executives of the Employer from time to time during the Term, subject to the then-prevailing terms, conditions and eligibility requirements of each such plan, program, or arrangement. In addition to the foregoing benefits, Employer will provide you during the Term, at Employer’s expense, with a supplemental term life insurance policy with a face amount of $2,000,000 through a carrier of Employer’s choice (the “Target Face Amount”), subject to your insurability. If it is determined that you are insurable at a higher cost than a healthy individual of like age, the face amount of such insurance coverage will be reduced to the maximum face amount of coverage that may be obtained for the cost of coverage of the Target Face Amount for such healthy individual.
(b)    You expressly agree and acknowledge that, after the Expiration Date (or such earlier date on which your employment is terminated), you shall not be entitled to any additional benefits, except as specifically provided in this Agreement and the benefit plans in which you participate during the Term, and subject in each case to the then-prevailing terms and conditions of each such plan.
7.    Vacation and Paid Holidays
(a)    You will generally be entitled to paid vacation days in accordance with the normal vacation policies of the Employer in effect from time to time; provided, however, that you will be entitled to take and accrue no less than twenty (20) paid vacation days per year, unless your vacation accrual balance exceeds the Employer’s then-current maximum accrual cap, in which case you shall cease accruing vacation leave until your accrual balance has fallen below the cap again.
(b)    You shall be entitled to all paid holidays allowed by the Employer to its full-time employees in the United States.
8.    Protection of the Employer’s Interests
(a)    Duty of Loyalty. During the Term, you will owe a “Duty of Loyalty” to the Employer, which includes, but is not limited to, you not competing in any manner, whether directly or indirectly, as a principal, employee, agent, owner, or otherwise, with any entity in the Activision Blizzard Group; provided, however, that nothing in this Section 8(a) will limit your right to own up to five percent (5%) of any of the debt or equity securities of any business organization that is then required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.
(b)    Property of the Activision Blizzard Group. All rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you, whether on your own time or not, alone or with others, during the term of your employment or resulting from your services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of the Activision Blizzard Group, (ii) result from or are suggested by any task assigned to you or any work performed by you on behalf of the Activision Blizzard Group, (iii) were created using the time or resources of the Activision Blizzard Group, or (iv) are based on any property owned or idea conceived by the Activision Blizzard Group, shall be deemed to be a work made for hire and shall be the sole and exclusive property of the Activision Blizzard Group. You agree to execute, acknowledge and deliver to the Employer, at the Employer’s request, such further documents, including copyright and patent assignments, as the Employer finds appropriate to evidence the Activision Blizzard Group’s rights in such property. Your agreement to assign to the Activision Blizzard Group any of your rights as set forth in this Section 8(b) shall not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870, where no equipment, supplies, facility or trade secret information of the Activision Blizzard Group was used, where the invention was developed entirely upon your own time, where the invention does not relate to the Activision Blizzard Group’s business, and where the invention does not result from any work performed by you for the Activision Blizzard Group.
(c)    Covenant Not to Shop. Other than during the final six (6) months of the Term, you shall not negotiate for employment with any entity or person outside of the Activision Blizzard Group. During the search process and thereafter you shall remain strictly subject to your continuing obligations under this Agreement, including, without limitation, your Duty of Loyalty, compliance with the Activision Blizzard Group’s policies and your confidentiality obligations.
(d)    Confidentiality. You acknowledge, and the Employer agrees, that during your employment you will have access to and become informed of confidential and proprietary information concerning the Activision Blizzard Group. During your employment and at all times following the termination of your employment, confidential or proprietary information of any entity in the Activision Blizzard Group shall not be used by you or disclosed or made available by you to any person except as required in the course of your employment with the Activision Blizzard Group or as otherwise provided for in the Employee Confidential Information Agreement attached as Exhibit A hereto (the “Confidential Information Agreement”). Upon the termination of your employment (or at any time on the Employer’s request), you shall return to the Activision Blizzard Group all such information that exists, whether in electronic, written, or other form (and all copies or extracts thereof) under your control and shall not retain such information in any form, including without limitation on any devices, disks or other media. Without limiting the generality of the foregoing, you acknowledge signing and delivering to the Employer the Confidential Information Agreement as of the Effective Date and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein.

(e)    Return of Property and Resignation from Office. You acknowledge that, upon termination of your employment for any reason whatsoever (or at any time on the Employer’s request), you will promptly deliver to the Activision Blizzard Group or surrender to the Activision Blizzard Group’s representative all property of any entity in the Activision Blizzard Group, including, without limitation, all documents and other materials (and all copies thereof) relating to the Activision Blizzard Group’s business, all identification and access cards, all contact lists and third party business cards however and wherever preserved, and any equipment provided by any entity in the Activision Blizzard Group, including, without limitation, computers, telephones, personal digital assistants, memory cards and similar devices that you possess or have in your custody or under your control. You will cooperate with the Activision Blizzard Group by participating in interviews to share any knowledge you may have regarding the Activision Blizzard Group’s intellectual or other property with personnel designated by the Activision Blizzard Group. You also agree to resign from any office held by you within the Activision Blizzard Group immediately upon termination of your employment for any reason whatsoever (or at any time on the Employer’s request) and you irrevocably appoint any person designated as the Activision Blizzard Group’s representative at that time as your delegate to effect such resignation.
(f)    Covenant Not to Solicit.

(i)
During your employment, you shall not, at any time or for any reason, either alone or jointly, with or on behalf of others, whether as principal, partner, agent, representative, equity holder, director, employee, consultant or otherwise, directly or indirectly: (a)  offer employment to, or solicit the employment or engagement of, or otherwise entice away from the employment or engagement of the Activision Blizzard Group, either for your own account or for any other person, firm or company, any person employed or otherwise engaged by any entity in the Activision Blizzard Group, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of the Activision Blizzard Group; or (b) solicit, induce or entice any client, customer, contractor, licensor, agent, supplier, partner or other business relationship of any entity in the Activision Blizzard Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with the Activision Blizzard Group.

(ii)
For a period of two (2) years following the termination of your employment for any reason whatsoever, you shall not, at any time or for any reason, either alone or jointly, with or on behalf of others, whether as principal, partner, agent, representative, equity holder, director, employee, consultant or otherwise, directly or indirectly solicit the employment or engagement of, either for your own account or for any other person, firm or company, any person employed or otherwise engaged by any entity in the Activision Blizzard Group (or any person who was employed or otherwise engaged by the Activision Blizzard Group during your final ninety (90) days of employment), whether or not such person would commit any breach of a contract by reason of his or her leaving the service of the Activision Blizzard Group.

(iii)
During your employment and at all times following the termination of your employment for any reason whatsoever, you shall not, at any time or for any reason, use the confidential, trade secret information of the Activision Blizzard Group or any other unlawful means to directly or indirectly solicit, induce or entice any client, customer, contractor, licensor, agent, supplier, partner or other business relationship of any entity in the Activision Blizzard Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with the Activision Blizzard Group.

(iv)
You expressly acknowledge and agree that the restrictions contained in this Section 8(f) are reasonably tailored to protect the Activision Blizzard Group’s confidential information and trade secrets and to ensure that you do not violate your Duty of Loyalty or any other fiduciary duty to the Employer, and are reasonable in all circumstances in scope, duration and all other respects. The provisions of this Section 8(f) shall survive the expiration or earlier termination of this Agreement.

9.    Termination of Employment
(a)    By the Employer for Cause.

(i)
At any time during the Term, the Employer may terminate your employment for “Cause,” which shall mean a reasonable and good-faith determination by the Employer that you (i) engaged in gross negligence in the performance of your duties or willfully and continuously failed or refused to perform any duties reasonably requested in the course of your employment; (ii) engaged in fraud, dishonesty, or any other serious misconduct that causes or has the potential to cause, harm to any entity in the Activision Blizzard Group, including its business or reputation; (iii) materially violated any lawful directives or policies of the Activision Blizzard Group or any laws, rules or regulations applicable to your employment with the Activision Blizzard Group; (iv) materially breached this Agreement; (v) materially breached any proprietary information or confidentiality agreement with any entity in the Activision Blizzard Group; (vi) were convicted of, or pled guilty or no contest to, a felony or crime involving dishonesty or moral turpitude; or (vii) materially breached your fiduciary duties to the Activision Blizzard Group.

(ii)
In the case of any termination for Cause that is curable without any residual damage (financial or otherwise) to the Employer or any entity in the Activision Blizzard Group, the Employer shall give you at least thirty (30) days written notice of its intent to terminate your employment; provided, that in no event shall any termination pursuant to clause (vi) of the definition of Cause be deemed curable. The notice shall specify (x) the effective date of your termination and (y) the particular acts or circumstances that constitute Cause for such termination. You shall be given the opportunity within fifteen (15) days after receiving the notice to explain why Cause does not exist or to cure any basis for Cause (other than a termination pursuant to clause (vi) of the definition thereof). Within fifteen (15) days after any such explanation or cure, the Employer will make its final determination regarding whether

Cause exists and deliver such determination to you in writing. If the final decision is that Cause exists and no cure has occurred, your employment with the Employer shall be terminated for Cause as of the date of termination specified in the original notice. If the final decision is that Cause does not exist or a cure has occurred, your employment with the Employer shall not be terminated for Cause at that time.

(iii)
If your employment terminates for any reason other than a termination by the Employer for Cause, at a time when the Employer had Cause to terminate you (or would have had Cause if it then knew all relevant facts) under clauses (i), (ii), (v), (vi) or (vii) of the definition of Cause, your termination shall be treated as a termination by the Employer for Cause.

(b)    By the Employer Without Cause. The Employer may terminate your employment without Cause at any time during the Term and such termination shall not be deemed a breach by the Employer of any term of this Agreement or any other duty or obligation, expressed or implied, which the Employer may owe to you pursuant to any principle or provision of law.
(c)    By You If Your Principal Place of Business Is Relocated Without Your Consent. At any time during the Term, you may terminate your employment if, without your written agreement or other voluntary action on your part, the Employer reassigns your principal place of business to a location that is more than fifty (50) miles from your principal place of business as of the Effective Date and that materially and adversely affects your commute; provided, however, that you must (i) provide the Employer with written notice of your intent to terminate your employment under this Section 9(c) and a description of the event you believe gives you the right to do so within thirty (30) days after the initial existence of the event and (ii) the Employer shall have ninety (90) days after you provide the notice described above to cure any such default (the “Cure Period”). You will have five (5) days following the end of the Cure Period to terminate your employment, after which your ability to terminate your employment under this Section 9(c) will no longer exist.
(d)    Death. In the event of your death during the Term, your employment shall terminate immediately as of the date of your death.
(e)    Disability. In the event that you are or become “disabled,” the Employer shall, to the extent permitted by applicable law, have the right to terminate your employment. For purposes of this Agreement, “disabled” shall mean that either (i) you are receiving benefits under any long-term disability plan of the Employer then in effect, or (ii) if there is no such long-term disability plan of the Employer then in effect, you have a long-term and continuous physical or mental impairment that renders you unable to perform the duties required of you under this Agreement, even with the Employer providing you a reasonable accommodation, as determined by a physician mutually acceptable to you and the Employer. You shall cooperate and make yourself available for any medical examination requested by the Employer with respect to any determination of whether you are disabled within ten (10) days of such a request. Without limiting the generality of the foregoing, to the extent provided by the Employer’s policies and practices then in effect, you shall not receive any Base Salary during any period in which you are disabled; provided, however, that nothing in this Section 9(e) shall impact any right you may have to any payments under the Employer’s short-term and long-term disability plans, if any.

10.    Termination of Obligations and Severance Payments
(a)    General. Upon the termination of your employment pursuant to Section 9, your rights and the Employer’s obligations to you under this Agreement shall immediately terminate except as provided in this Section 10 and Section 11(s), and you (or your heirs or estate, as applicable) shall be entitled to receive any amounts or benefits set forth below (subject in all cases to Sections 10(f), 11(q) and 11(r)). The payments and benefits provided pursuant to this Section 10 are (x) in lieu of any severance or income continuation protection under any plan of the Activision Blizzard Group that may now or hereafter exist and (y) deemed to satisfy and be in full and final settlement of all obligations of the Activision Blizzard Group to you under this Agreement. You shall have no further right to receive any other compensation benefits following your termination of employment for any reason except as set forth in this Section 10.
For the purposes of this Agreement, the following terms shall have the following meanings:
“Basic Severance” shall mean payment of (1) any Base Salary earned but unpaid as of the Termination Date; (2) any business expenses incurred but not reimbursed under Section 5 as of the Termination Date; and (3) payment in lieu of any vacation accrued under Section 7 but unused as of the Termination Date.
“Bonus Severance” shall mean payment of:

(i)
an amount equal to the Annual Bonus that the Employer determines, in its sole discretion, you would have received in accordance with Section 2(c) for any year that ended prior to the Termination Date had you remained employed through the date such bonus would have been otherwise been paid (in the event that your Termination Date occurs before such bonus would have been paid); and

(ii)
an amount equal to the Annual Bonus that the Employer determines, in its sole discretion, you would have received in accordance with Section 2(c) for the year in which your Termination Date occurs had you had remained employed through the date such bonus would have been paid, multiplied by a fraction, the numerator of which is the number corresponding to the calendar month in which the Termination Date occurs and the denominator of which is 12, where, for purposes of calculating the amount of such bonus, any goals will be measured by actual performance.

“Termination Date” shall mean the effective date of your termination of employment pursuant to Sections 9(a)-(e).
(b)    Death. In the event your employment is terminated under Section 9(d):

(i)
Basic Severance. Your heirs or estate, as the case may be, shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan;

(ii)
Lump Sum Payment of Two Times Base Salary. Your heirs or estate, as the case may be, shall receive payment of an amount equal to two (2) times the Base Salary (at the rate in effect as of the Termination Date) in a lump sum within thirty (30) days following the Termination Date; provided, however, that this amount shall be reduced by any payments to which you become entitled upon death under any Employer-sponsored plan other than the $2,000,000 life insurance policy;

(iii)
Bonus Severance. Your heirs or estate, as the case may be, shall receive payment of the Bonus Severance in a lump sum no later than the 15th day of the third month of the year following the year to which the underlying amount relates; and

(iv)
Impact on Equity Awards. All outstanding equity awards shall cease to vest. All vested performance share units shall be paid in accordance with their terms. Any vested portion of stock options shall remain exercisable until the earlier of (x) one (1) year after the Termination Date or (y) the original expiration date of stock options. Any equity awards that are not vested as of your Termination Date will be cancelled immediately.

(c)    Termination by the Employer Without Cause, by You if Your Principal Place of Business Is Relocated Without Your Consent or by the Employer if You Become Disabled. In the event the Employer terminates your employment under Section 9(b), you terminate your employment under Section 9(c) or the Employer terminates your employment under Section 9(e):

(i)
Basic Severance. You or your legal representative, as the case may be, shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan;

(ii)
Salary Continuation. Subject to Section 10(f)(ii), you or your legal representative, as the case may be, shall receive the payment of an amount equal to the Base Salary (at the rate in effect on the Termination Date) that you would have received had you remained employed through the Expiration Date (the “Salary Continuation Period”), which amount shall be paid in equal installments commencing on the first payroll date following the 60th day following the Termination Date in accordance with the Employer’s payroll practices in effect on the Termination Date, provided that the first such payment shall include any installments relating to the 60 day period following the Termination Date; provided, however, that, to the extent doing so will not result in the imposition of additional taxes under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (the “Code”), this amount shall be reduced by any payments which you have received or to which you become entitled under any Employer-sponsored long-term disability plan;

(iii)	Bonus Severance. You or your legal representative, as the case may be, shall receive payment of the Bonus Severance in a lump sum no later than the 15th day of the third month of the year following the year to which the underlying amount relates;

(iv)	Additional Severance.
a.    You or your legal representative, as the case may be, shall receive payment of $700,000, if and only if, (i) your employment is terminated pursuant to Section 9(b) or 9(c), (ii) your Termination Date is after December 31, 2017, and (iii) the Compensation Committee determines, in its sole discretion, that Activision Blizzard’s [i] 2017 OI is $1 or greater and [ii] 2017 OI is 85% or greater than the 2017 AOP OI Objective;
b.    You or your legal representative, as the case may be, shall receive payment of $700,000, if an only if, (i) your employment is terminated pursuant to Section 9(b) or 9(c), (ii) your Termination Date is after December 31, 2018, and (iii) the Compensation Committee determines, in its sole discretion, that Activision Blizzard’s [i] 2018 OI is $1 or greater and [ii] 2018 OI is 85% or greater than the 2018 AOP OI Objective;
c.    You or your legal representative, as the case may be, shall receive payment of $700,000, if an only if, (i) your employment is terminated pursuant to Section 9(b) or 9(c), (ii) your Termination Date is after December 31, 2019, and (iii) the Compensation Committee determines, in its sole discretion, that Activision Blizzard’s [i] 2019 OI is $1 or greater and [ii] 2019 OI is 85% or greater than the 2019 AOP OI Objective; and
d.    You or your legal representative, as the case may be, shall receive payment of $700,000, if an only if, (i) your employment is terminated pursuant to Section 9(b) or 9(c), (ii) your Termination Date is after December 31, 2020, and (iii) the Compensation Committee determines, in its sole discretion, that Activision Blizzard’s [i] 2020 OI is $1 or greater and [ii] 2020 OI is 85% or greater than the 2020 AOP OI Objective.
The amounts set forth in Sections 10(c)(iv)a. through 10(c)(iv)d. are intended to be cumulative to the extent the applicable conditions are satisfied; provided, however, no payment pursuant to Section 10(c)(iv)a., 10(c)(iv)b., or 10(c)(iv)c. shall be due to you if your Termination Date is on or after March 14, 2020 and no payment pursuant to Section 10(c)(iv)d. shall be due to you if your Termination Date is on or after March 14, 2021. All amounts owed pursuant to this Section 10(c)(iv) will be paid within 30 days after the date the Compensation Committee determines that the applicable OI conditions have been achieved (if any), provided that this is no sooner than the 60th day following the Termination Date, and will be subject to applicable taxes and withholdings.

(v)	Impact on Equity Awards.
a.    All outstanding equity awards shall cease to vest. All vested performance share units shall be paid in accordance with their terms. Any vested portion of stock options shall remain exercisable until the earlier of (x) ninety (90) days after the Termination Date (or, in the event of termination by the Employer if you become disabled, then one (1) year) and (y) the original expiration date of stock options. Any equity awards that are not vested as of your Termination Date will be cancelled immediately; and
b.    In the event the Employer terminates your employment under Section 9(b) or you terminate your employment under Section 9(c), all unvested 2016 Performance Share Units will cease to vest and be cancelled immediately. Notwithstanding the foregoing, in the event that (i) your Termination Date occurs after the completion of one or more performance periods (i.e. fiscal years 2017, 2018, 2019 and/or 2020), (ii) your employment is terminated pursuant to Section 9(b) or 9(c)); (iii) the Compensation Committee determines that the applicable performance objective(s) (i.e. 2017 Performance Objective, 2018 Performance Objective, 2019 Performance Objective, and/or 2020 Performance Objective) have been achieved for a performance period completed prior to your Termination Date, and (iv) the applicable tranche (i.e. the First Tranche 2016 Performance Share Units, the Second Tranche 2016 Performance Share Units, the Third Tranche 2016 Performance Share Units, and/or the Fourth Tranche 2016 Performance Share Units) has not vested as of the Termination Date, then an amount to be calculated as provided for below in Paragraph 10(c)(iv)b.[i] shall be paid to you, (the “PSU Termination Consideration”). This amount shall be paid within 30 days after the date the Compensation Committee determines that the applicable performance objective(s) (i.e. 2017 Performance Objective, 2018 Performance Objective, 2019 Performance Objective, and/or 2020 Performance Objective) have been achieved (if any), provided that this is no sooner than the 60th day following the Termination Date, and will be subject to applicable taxes and withholdings.
[i] The formula for determining the PSU Termination Consideration for each applicable tranche of cancelled 2016 Performance Share Units, if any, (i.e. the First Tranche 2016 Performance Share Units, the Second Tranche 2016 Performance Share Units, the Third Tranche 2016 Performance Share Units and/or the Fourth Tranche 2016 Performance Share Units) is as follows: multiply the Grant Date Price by the product of the number of performance share units for the applicable tranche by the ratio, as determined by the Compensation Committee, in its discretion, of the non-GAAP operating income (the “OI”) for the applicable fiscal year to the AOP OI Objective for the applicable fiscal year (e.g. the performance objective for the applicable fiscal year), up to a maximum of 125%.
For clarity, the following examples are provided as illustration, but not by way of limitation:

(x) in the event that your employment terminates on January 1, 2018, pursuant to Section 9(b) or 9(c), the Compensation Committee determines that 86% of the 2017 Performance Objective is achieved, the number of performance share units granted for the First Tranche 2016 Performance Share Units is 29,375, and the Grant Date Price is $40, then $1,010,500 (less applicable taxes and withholdings) will be paid using the following calculation: $40 x [29,375 x .86] = $1,010,500. You will receive no payment with respect to the cancelled Second, Third, or Fourth Tranche 2016 Performance Share Units.

(y) in the event that your employment terminates on January 1, 2019, pursuant to Section 9(b) or 9(c), the Compensation Committee determines that 80% of the 2017 Performance Objective is achieved, 135% of the 2018 Performance Objective is achieved, the Grant Date Price is $40 and the number of performance share units granted for each of the First Tranche 2016 Performance Share Units and the Second Tranche 2016 Performance Share Units is 29,375, then $1,468,750 (less applicable taxes and withholdings) will be paid using the following calculation: $40 x [29,375 x 1.25] = $1,468,750. You will receive no payment with respect to the cancelled Third or Fourth Tranche 2016 Performance Share Units.

(vi)
Severance Conditioned Upon Release. Payments and benefits described in Sections 10(c)(ii)-10(c)(v) are conditioned upon your or your legal representative’s execution of a waiver and release in a form prepared by the Employer and that release becoming effective and irrevocable in its entirety within 60 days of the Termination Date. Unless otherwise provided by the Employer, if the release referenced above does not become effective and irrevocable on or prior to the 60th day following the Termination Date, you shall not be entitled to any payments under this Section 10(c) other than the Basic Severance.

(d)    Termination by the Employer For Cause. In the event your employment is terminated by the Employer under Section 9(a), then:

(i)
Basic Severance. You shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan; and

(ii)	Impact on Equity Awards. All outstanding equity awards shall cease to vest and, whether or not vested, shall no longer be exercisable and shall be cancelled immediately.
(e)    Termination on the Expiration Date. In the event your employment terminates on the Expiration Date, then:

(i)
Basic Severance. You shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan;

(ii)	Bonus Severance. You shall receive payment of the Bonus Severance in a lump sum no later than the 15th day of the third month of the year following the year to which the underlying amount relates; and

(iii)
Impact on Equity Awards. All outstanding equity awards shall cease to vest. All vested performance share units shall be paid in accordance with their terms. Any vested portion of stock options shall remain exercisable until the earlier of (x) ninety (90) days after the Termination Date and (y) the original expiration date of stock options. Any equity awards that are not vested as of the Expiration Date will be cancelled immediately.

(f)    Breach of Post-termination Obligations or Subsequent Employment.

(i)
Breach of Post-termination Obligations. In the event that you materially breach any of your obligations under Section 8, the Employer’s obligation, if any, to make payments and provide benefits under Section 10 (other than payment of the Basic Severance) shall immediately and permanently cease and you shall not be entitled to any such payments or benefits.

(ii)
Subsequent Employment. Notwithstanding anything to the contrary contained herein, if, at any time during the Salary Continuation Period, you obtain subsequent employment and/or provide services of any kind for compensation, whether as principal, owner, partner, agent, shareholder, director, employee, consultant, advisor or otherwise, to any person, company, venture or other person or business entity, you must promptly notify the Employer and payments under Section 10(c)(ii) shall be refunded by you to the Employer (to the extent already paid) and shall be offset (to the extent payable in the future) by the amount of Base Compensation (as defined below) earned by, paid to, or granted to you during or with respect to the Salary Continuation Period. “Base Compensation” shall mean the amount of your base salary or, if applicable, wages you earn (or are paid or granted) during or with respect to any subsequent employment or services arrangement; provided, however, such base salary or wages shall be deemed, in all cases, to equal no less than 35% of the total compensation (including, without limitation, any and all amounts of salary, bonus and all other kinds of cash or in-kind or equity-based compensation) you earn, are paid, or are granted during or with respect to such subsequent employment or services arrangement and which are paid to you, vest or otherwise accrue with respect to services performed by you, during or with respect to the Salary Continuation Period.

11.    General Provisions
(a)    Entire Agreement. This Agreement, together with the Confidential Information Agreement, the Activision Blizzard Group Dispute Resolution Agreement (the “Dispute Resolution Agreement”, as referenced in Section 11(k) below), and the Employer’s Executive

Stock Ownership Guidelines, supersede all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with the Activision Blizzard Group, and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both the Employer and you. To the extent that this Agreement conflicts with any of the Employer’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations. Without limiting the generality of the foregoing, you acknowledge that this Agreement supersedes your prior written employment agreement with the Activision Blizzard Group (dated August 31, 2009, assigned to Activision Blizzard on January 1, 2012, and amended on July 15, 2013 and July 28, 2015), and such agreement is hereby terminated and of no further force and effect.
(b)    Use of Employee’s Name and Likeness. You hereby irrevocably grant the Activision Blizzard Group the right, but not the obligation, to use your name or likeness in any product made by the Activision Blizzard Group or for any publicity or advertising purpose in any medium now known or hereafter existing.
(c)    Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by you without the prior written consent of the Employer. The Employer may assign this Agreement or all or any part of its rights and obligations under this Agreement at any time to any member of the Activision Blizzard Group or to a successor to all or substantially all of the business or assets of the Employer and following such assignment all references to the Employer shall be deemed to refer to such assignee and the Employer shall thereafter have no obligation under this Agreement.
(d)    No Conflict with Prior Agreements. You represent to the Employer that neither your commencement of employment under this Agreement nor the performance of your duties under this Agreement conflicts or will conflict with any contractual or legal commitment on your part to any third party, nor does it or will it violate or interfere with any rights of any third party. If you have acquired any confidential or proprietary information in the course of your prior employment or otherwise in connection with your provision of services to any entity outside the Activision Blizzard Group, during the Term you will fully comply with any duties to such entity then-applicable to you not to disclose or otherwise use such information.
(e)    Successors. This Agreement shall be binding on and inure to the benefit of the Employer and its successors and assigns, including successors by merger and operation of law. This Agreement shall also be binding on and inure to the benefit of you and your heirs, executors, administrators and legal representatives.
(f)    Waiver. No waiver by you or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.
(g)    Expiration. This Agreement does not constitute a commitment of the Employer with regard to your employment, express or implied, other than to the extent expressly provided for herein. Upon the Expiration Date, or, if earlier, the termination of this Agreement pursuant to

Section 9, neither the Employer nor you shall have any obligation to the other with respect to your continued employment.
(h)    Taxation. The Employer may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes or amounts as shall be required or permitted pursuant to any law, governmental regulation or ruling or agreement with you.
(i)    Immigration. In accordance with the Immigration Reform and Control Act of 1986, employment under this Agreement is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.
(j)    Choice of Law. Except to the extent governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California or whatever other state in which you were last employed by the Employer, without regard to conflict of law principles.
(k)    Arbitration. Except as otherwise provided in this Agreement, both parties agree that any dispute or controversy between them will be settled by final and binding arbitration pursuant to the terms of the Dispute Resolution Agreement (attached hereto as Exhibit B).
(l)    Severability. It is expressly agreed by the parties that each of the provisions included in Section 8(f) is separate, distinct, and severable from the other and remaining provisions of Section 8(f), and that the invalidity or unenforceability of any Section 8(f) provision shall not affect the validity or enforceability of any other provision or provisions of this Agreement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under, or would require the commission of any act contrary to, existing or future laws effective during the Term, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a legal and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
(m)    Services Unique. You recognize that the services being performed by you under this Agreement are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in the event of a breach of this Agreement by you.
(n)    Injunctive Relief. In the event of a breach of or threatened breach of the provisions of this Agreement regarding the exclusivity of your services and the provisions of Section 8, you agree that any remedy at law would be inadequate.  Accordingly, you agree that the Employer is entitled to obtain injunctive relief for such breaches or threatened breaches in any court of competent jurisdiction. The injunctive relief provided for in Exhibit B and this Section 11(n) is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party. The parties agree to waive the requirement of posting a bond in connection with a court or arbitrator’s issuance of an injunction.

(o)    Remedies Cumulative. The remedies in this Agreement are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.
(p)    Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.
(q)    Section 409A. To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A. The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, to the extent any payment under this Agreement is subject to Section 409A, you shall not be considered to have terminated employment with the Employer for purposes of the Agreement and no payments shall be due to you under the Agreement which are payable upon your termination of employment unless you would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following your termination of employment shall instead be paid on the first business day after the date that is six months following your termination of employment (or upon your death, if earlier). In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to you pursuant to the Employment Agreement shall be construed as a separate identified payment for purposes of Section 409A. With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A; provided, however that with respect to any reimbursements for any taxes to which you become entitled under the terms of the Agreement, the payment of such reimbursements shall be made by the Employer no later than the end of the calendar year following the calendar year in which you remit the related taxes.
(r)    Section 280G and Section 162(m). Notwithstanding anything herein to the contrary, in the event that you receive any payments or distributions, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Code, and the net after-tax amount of the parachute payment is less than the net after-tax amount if the aggregate payment to be made to you were three times your “base amount” (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times your base amount, less $1.00. To the extent the aggregate of the amounts constituting the parachute payments are required to be so reduced, the amounts provided under Section 10 of this Agreement shall be reduced (if necessary, to zero) with amounts that are payable first reduced first; provided, however, that, in all events the payments provided under Section 10 of this Agreement which are not subject to Section 409A shall be reduced first.

Similarly, you agree that no payments or distributions, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, shall be made to you if the Employer reasonably anticipates that Section 162(m) of the Code would prevent the Employer from receiving a deduction for such payment. If, however, any payment is not made pursuant to the previous sentence, the Employer shall make such payment as soon as practicable in the first calendar year that it reasonably determines that it can do so and still receive a deduction for such payment. The determinations to be made with respect to this Section 11(r) shall be made by a certified public accounting firm designated by the Employer.
(s)    Survivability. The provisions of Sections 8, 10, 11 and 12, as well as Exhibits A through Ex. C, the shall survive the termination or expiration of this Agreement
(t)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
(u)    Legal Counsel. You acknowledge that you have been given the opportunity to consult with legal counsel or any other advisor of your own choosing regarding this Agreement. You understand and agree that any attorney retained by the Employer, the Activision Blizzard Group or any member of management who has discussed any term or condition of this Agreement with you or your advisor is only acting on behalf of the Employer and not on your behalf.
(v)    Right to Negotiate. You hereby acknowledge that you have been given the opportunity to participate in the negotiation of the terms of this Agreement. You acknowledge and confirm that you have read this Agreement and fully understand its terms and contents.
(w)    No Broker. You have given no indication, representation or commitment of any nature to any broker, finder, agent or other third party to the effect that any fees or commissions of any nature are, or under any circumstances might be, payable by the Activision Blizzard Group in connection with your employment under this Agreement.
12.    Indemnification
The Employer agrees that it shall indemnify and hold you harmless to the fullest extent permitted by Delaware law from and against any and all third-party liabilities, costs and claims, and all expenses actually and reasonably incurred by you in connection therewith by reason of the fact that you are or were employed by the Activision Blizzard Group, including, without limitation, all costs and expenses actually and reasonably incurred by you in defense of litigation arising out of your employment hereunder.

13.    Notices
All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To the Employer:	Activision Blizzard, Inc. 3100 Ocean Park Boulevard Santa Monica, California 90405 Attention: Chief Legal Officer

To You:	Christopher B. Walther (to be sent to last known home address on file with Human Resources)

Either party may by written notice designate a different address for giving of notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given.
ACCEPTED AND AGREED TO:

Employer		Employee

ACTIVISION BLIZZARD, INC.

By:		By:
	Brian Stolz		Christopher B. Walther
Chief People Officer

Date:		Date: